Exhibit 99.1

AMBASSADOR EDWARD ELLIOTT ELSON

May 18,2015

Mr. Hilton H. Howell

Chairman of the Board and

Chief Executive Officer

Atlantic American Corporation

Dear Hilton:

After considerable thought, and with regret, I hereby resign as member of the Board of Directors of Atlantic American Corporation, effective immediately. As you know, I have served for many years as a member of the Board and as a member of the Board’s Audit and Compensation Committees. As you also know, the Audit Committee has had a heavy workload the last several months due to the need to make an appropriate investigation of matters brought to our attention by the Company’s Chief Financial Officer. That work has been completed, and the results reported to you, our auditors and the Company’s outside general counsel. With that task completed, and given my years of service, i think it appropriate for me to step down from the Board now. I trust that management and the Board will follow up in accordance with Gibson Dunn’s complete findings and recommendations.

Please confirm your receipt of this resignation.

Sincerely.

Edward E. Elson

EEE/mkb

cc: Samuel E. Hudgins

Harriett J. Robinson

Joseph M. Scheerer

Scott G. Thompson

William H. Whaley, MD

Dom H. Wyant

Mark Hanson, Esq.

Edward E. Elson

Robin R. Howell

From: SamHud
Date: May 20, 2015 at 8:25:51 AM PDT
To: h howell
Cc: edwardelson William Whaley

Subject: My Resignation From the Board of Directors of Atlantic American

This is my notice of resignation as a member of the Board of Directors of Atlantic American Corporation effective May 18, 2015 (per my conversation with Mr. Hanson on that date). Among my reasons are those described below.

The Audit Committee received a letter from the CFO in January setting forth several concerns about the activities of the CEO relating to his expenditures, behaviour patterns, investment decisions, and other issues. The Audit Committee, composed of Messrs. Wyant, Elson and Hudgins, with the involvement of an independent law firm, made a thorough investigation of the allegations contained in the letter.The Committee was blocked at every turn in its efforts to present its findings to the full Board of Diretors.

My wife and I had a very hurtful personal experience from a family standpoint on April 28 and 29 by the efforts of the Howells to get our daughter and her husband to put pressure on me to resign immediately which I refused to do. Further, there were threats involved.This was a complete surprise as I would have expected Hilton to make such a request of me directly and not go through my family. Robin and our daughter, Julie, are long time friends This has caused a rift in our family relationship at a time our grandson, a star student at Westminister, was graduating with honors before heading off to Yale in the late summer.

After 29 years of direct involvement in AAC and several more years as an advisor to Mack Robinson while at Andersen and our friendship with the Robinson family, I'm going to miss the relationship through Atlantic American. Hilton, I hope that you will come to realize that your management style and behaviour patterrns do not set a positive example for the company and its good and loyal people.

Regards to all,

Sam Hudgins